FORM 8-A

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                RENTECH, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Colorado                                      84-0957421
  ------------------------------------          ---------------------
  (State of incorporation or                    (IRS Employer Identi-
  organization                                  fication Number)

           1331 17th Street, Suite 720, Denver, Colorado 80202
  --------------------------------------------------------------------
  (Address of principal executive offices)                  (Zip Code)

  Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class               Name of each exchange on which
       to be so registered               each class is to be registered
       -------------------               ------------------------------

       Common Stock                      The American Stock Exchange

       If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and its effective pursuant to General Instruction A.(c), check the following box. [ X ]

       If the form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant
  to General Instruction A.(d), check the following box.  [   ]

       Securities Act registration statement file number to which this form relates:

                 (if applicable).
       ---------


       Securities to be registered pursuant to Section 12(g) of the Act:

                                     N/A
                            --------------------
                              (Title of Class)

  Item 1.  Description of Registrant's Securities to be Registered.

       The common stock of Rentech, Inc., $.01 par value, is being registered by this form.


  Capital Stock

       The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock,$10.00 par value per share.


  Common Stock

       A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding common shares. Once a quorum is established, action of a routine nature may properly be taken by a majority of the common shares represented in person or by proxy at that meeting. However, most major corporate transactions, such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation, require approval by the holders of two-thirds of the issued and outstanding common shares entitled to vote. A "super-majority" shareholder vote of common shares is required for certain transactions not approved by the board of directors, as subsequently described in this form under the section heading called "Fair Price Provisions". All shares of common stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares have no preemptive, subscription, conversion or redemption rights and may only be issued as fully paid and nonassessable shares.
  Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding common shares represented at any meeting at which a quorum is present will be able to elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. Dividends are payable when, as and if declared by the Board of Directors out of funds legally available therefor. Each common shareholder on liquidation of the Company is entitled to receive a pro rata share of the Company's assets available for distribution to shareholders of common stock.


  Preferred Stock

       The directors of the Company are authorized to issue up to 1,000,000 share of preferred stock, par value $10.00 per share. Material provisions concerning the terms of any series of preferred stock that may be issued, such as dividend rate, liquidation preference, conversion features and voting rights, are determined by the Board of Directors of the Company at the time of issuance of preferred stock. The preferred stock does not include voting rights unless that provision is included when preferred shares are issued by the Board of Directors, and then only in special circumstances, such as upon default in payment of dividends on preferred shares. Shares of preferred stock, if and when issued, may be expected to have a priority over the common stock, both as to dividends and upon liquidation.


  Fair Price Provisions; Shareholder Rights Plan

       Rentech's Articles of Incorporation contain several provisions that may make a takeover of the Company by a third party more difficult.
  These arrangements include: (i) classification of the Board of Directors into three classes as nearly equal in size as practicable, with the members of only one class to be elected annually for a three-year term;
  (ii) directors may be removed without cause only with the approval of the holders of two-thirds of the outstanding voting power of all common stock of the Company; (iii) special meetings of shareholders may be called only by the president, directors, or affirmative vote of 10% or more of the voting power of the outstanding common stock of the Company; and
  (iv) approval by the holders of two-thirds of the voting power of the outstanding common stock of the Company is required for certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder, unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the Company's Board of Directors, or unless certain minimum price and procedural requirements are met designed to assure that all holders of common stock of the Company receive a fair price for their shares. The Company also has a shareholder rights plan which authorizes issuance to existing shareholders of substantial numbers of preferred shares rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of the Company's common stock. These provisions could deter an offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management.


  Item 2.  Exhibits.

       Copies of the following instruments defining rights of holders of each class of the securities of Rentech, Inc. are incorporated in this form by reference:

       Restated and Amended Articles of Incorporation, dated January 4, 1991 (incorporated herein by reference from the exhibits to Amendment No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on January 18, 1991).

       Articles of Amendment dated April 5, 1991 to the Restated and Amended Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10, 1993 filed with the Securities and Exchange Commission).

       Articles of Amendment dated December 4, 1998 to Articles of Incorporation-Designation, Preferences and Rights of Series 1998-C Participating Cumulative Preference Stock of Rentech, Inc. pertaining to its Shareholder Rights Plan (incorporated herein by reference from Exhibit No. EX-3.(I).4 to Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 13, 1999).

       Bylaws dated January 19, 1999 (incorporated herein by reference from Exhibit No. EX-3.(ii) to Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 12, 2000).

       Shareholder Rights Plan dated November 10, 1998 (incorporated herein by reference from the exhibits to Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 1998).


                                  SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

       Dated:  April 4, 2000.

                                   RENTECH, INC.


                              By:  (signature)
                                  ----------------------------------
                                  Dennis L. Yakobson, President